The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-170598

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering	Proposed Maximum	Amount of
to be Registered	Registered	Price per Note	Aggregate Offering Price	Registration Fee
Senior Notes due 2020	$400,000,000	$1,000	$400,000,000	$28,520

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2010

Preliminary Prospectus Supplement
To Prospectus dated November 12, 2010

$400,000,000

     % Senior Notes due 2020

We are offering $400,000,000 aggregate principal amount of     % senior notes due 2020. Set forth below is a summary of the terms of the notes offered hereby. For more detail, see “Description of Notes.”

Interest — The notes have a fixed annual interest rate of     %. Interest will be paid every six months on           and           of each year, commencing          , 2011.

Maturity —          , 2020.

Ranking — The notes will be our senior unsecured obligations. The notes will rank equally with all of our existing and future senior obligations and will be senior in right of payment to all of our existing and future subordinated debt. The notes will be effectively subordinated to all of our existing and future secured debt and other secured obligations, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all of the liabilities of our subsidiaries.

Optional Redemption — We may redeem up to 35% of the aggregate principal amount of the notes before          , 2013 with the proceeds of certain equity offerings. We may also redeem notes upon payment of the make-whole premium described herein plus accrued and unpaid interest at the date of redemption.

Currently, there is no public market for the notes.

Investing in the notes involves substantial risk. See “Risk Factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering	Underwriting	Proceeds, before
	price(1)	discount	expenses, to us

Per note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, from , 2010 to the date of delivery.

The underwriters expect to deliver the notes on or about November   , 2010.

Joint Book-Running Managers

Jefferies & Company	Goldman, Sachs & Co.

Co-Managers

Deutsche Bank Securities	Pareto Securities

Dahlman Rose & Company

DnB NOR Markets	First Securities

Prospectus Supplement dated November   , 2010.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS FILED BY US WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. NEITHER WE NOR THE UNDERWRITERS ARE MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, ANY FREE WRITING PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

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About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure about our company. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” before investing in our notes.

We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.

Where You can Find Additional Information

We have filed with the Commission a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the notes offered hereby. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information in the registration statement, as permitted by Commission rules and regulations. For further information with respect to us and the notes offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the Commission. You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed documents. The information listed below is incorporated by reference and is considered to be a part of this prospectus supplement, and information that we file later with the Commission before all of the securities offered by this prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

•	Current report on Form 6-K, filed with the Commission on November 12, 2010, containing Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim

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condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2010;

•	Current report on Form 6-K, filed with the Commission on November 10, 2010, containing our press releases announcing that we: (i) acquired two new drybulk carriers and sold one older drybulk vessel, with the exception of the comments of Ole B. Hjertaker contained in the third paragraph of the press release; and (ii) entered into new charters and financing agreements;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing the results of our 2010 Annual General Meeting;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing that we placed a new senior unsecured bond loan in the Norwegian credit market;

•	Current report on Form 6-K, filed with the Commission on September 2, 2010, containing our press release announcing our preliminary financial results for the quarter ended June 30, 2010, other than the section of the press release titled “Strategy and Outlook;”

•	Current report on Form 6-K, filed with the Commission on July 29, 2010, containing our press release announcing our preliminary financial results for the quarter ended March 31, 2010; and

•	Annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 1, 2010, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

Ship Finance International Limited
Par la Ville Place, 4th Floor
14 Par la Ville Road
Hamilton HM 08, Bermuda
Tel: +1 800-715-6374
Email: ir@shipfinance.no
Attn: Investor Relations

Enforcement of Civil Liabilities

We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

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Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Securities and Exchange Commission, or the Commission, that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include

•	the strength of world economies;

•	our ability to generate cash to pay principal and interest on the notes and to service our other indebtedness;

•	our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders, under our credit facilities;

•	our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our counterparties’ ability to honor their obligations under agreements with us;

•	fluctuations in currencies and interest rates;

•	general market conditions including fluctuations in charterhire rates and vessel values;

•	changes in demand in the markets in which we operate;

•	changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and world-wide oil consumption and storage;

•	developments regarding the technologies relating to oil exploration;

•	changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•	increased inspection procedures and more restrictive import and export controls;

•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•	performance of our charterers and other counterparties with whom we deal;

•	timely delivery of vessels under construction within the contracted price;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

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•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents;

•	piracy or political events; and

•	other important factors described under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2009, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

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Summary

This section summarizes some of the information that is contained later in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor in the notes, you should review carefully the risk factors and the more detailed information that appear later in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the notes or that are contained in the documents that we incorporate by reference into this prospectus supplement.

Unless otherwise indicated or if the context otherwise requires, as used in this prospectus supplement, the terms “we,” “our,” “us,” and the “Company” refer to Ship Finance International Limited and all of its subsidiaries.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Ship Finance International Limited

We are a leading international ship-owning company with one of the largest and most diverse asset bases across the maritime and offshore industries. As of November 12, 2010, we own 72 vessels and drilling rigs across the tanker, drybulk, container and offshore sectors. Our tanker and drybulk assets consist of 53 vessels, including 30 crude-oil tankers, eight oil/bulk/ore carriers, or OBOs, 13 drybulk carriers (including 11 newbuildings and one vessel agreed sold with expected delivery in December 2010) and two chemical tankers. In the container sector we own nine container vessels, and in the offshore sector we own six offshore supply vessels, one jack-up drilling rig, one ultra-deepwater drillship and two ultra-deepwater semi-submersible drilling rigs.

Our customers currently include Frontline Ltd., or Frontline, Horizon Lines Inc., Golden Ocean Group Limited, Seadrill Limited, Glovis Co. Ltd., North China Shipping Holdings Co. Ltd., Sinochem Shipping Co. Ltd., Heung-A Shipping Co. Ltd., Deep Sea Supply Plc., Hong Xiang Shipping Company Limited (Jianlong Group), Western Bulk Carriers, CMA CGM and MCC Transport (Maersk). Existing charters for most of our vessels range from three to 17 years, providing us with significant, stable base cash flows and high asset utilization.

Our primary objectives are to profitably grow our business and expand and diversify our customer base and generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.

We have a discretionary dividend policy, set quarterly at conservative levels by our Board of Directors, which enables us to opportunistically pursue accretive acquisitions even in challenging market environments.

Our Competitive Strengths

We believe that we possess a number of key strengths that provide us with significant competitive advantages, including:

•	Long-term contracted cash flows with substantially fixed cost structure. The majority of our assets are subject to medium or long-term time or bareboat charters. Our charter backlog as per September 30, 2010 and adjusted for subsequent acquisitions represented approximately $6.8 billion of contracted net payments with an average weighted remaining term of approximately 11.7 years. The base charter payments from these assets are contractually protected from the volatility of spot rates and short-term charters. In addition, most of our vessel operating expenses and maintenance costs have been fixed. Although we cannot provide any assurances as to future profitability, we believe that our revenue and cost structure provide meaningful visibility into our potential future results of operations.

•	Modern and diverse asset base. Our portfolio of modern, high quality assets is diversified across seven maritime transportation and offshore sectors: crude oil tankers, chemical tankers, drybulk carriers, containerships, offshore supply vessels, jack-up drilling rigs and ultra-deepwater drillships and semi-submersible drilling rigs. We believe that our large, diverse portfolio of assets provides us with superior access to a broad variety of seaborne transportation and offshore markets and our diversification and charter coverage protects us from the volatility within these markets.

•	High quality, diverse customer base. We have developed, and continue to maintain, strong long-term relationships with our customers across seven sectors of the maritime transportation and offshore industries. Since our spin-off from Frontline in 2003, our customer base has grown from one to 13 customers, most of which are publicly listed and leading companies within their respective markets.

•	Significant financial flexibility and liquidity. We have access to diverse sources of funds, including existing cash, cash from operations and our existing debt facilities. In addition, we have a track record of accessing the capital and banking markets, even in challenging environments. In March 2010 we entered into a $725 million secured credit facility which was oversubscribed and upsized and in October 2010 we raised the equivalent of approximately $85 million in bonds in the Norwegian market. We believe that these financings are indicative of the strong relationships we enjoy with a supportive group of over 25 banking institutions and with capital markets investors. Our financial flexibility is further enhanced by our discretionary dividend policy, set quarterly at conservative levels by our board of directors. We believe this financial flexibility enables us to retain liquidity when we deem necessary and opportunistically pursue accretive acquisitions when we deem appropriate.

•	Significant potential for additional cash flow through profit sharing. Our charter contracts with Frontline provide for additional upside in the form of profit sharing when the Frontline Charterers’ earnings from deploying our vessels to third parties exceed certain base charter rates. Pursuant to these charters, which currently cover 31 of our vessels, we have been paid an average of approximately $80 million annually in profit share in excess of the base charter rate since 2004. We have accumulated profit share in each of the past 26 quarters. This structure allows us to realize upside in a rising market while preserving a base level of cash flows for the life of these charters.

Our Business Strategies

Our primary objectives are to profitably grow our business, diversify our customer base and generate stable and increasing cash flows by pursuing the following strategies:

•	Expand our asset base. We have increased, and intend to further increase, the size and diversity of our asset base through timely and selective acquisitions of additional assets that we believe will be accretive to long-term cash flow. We will seek to expand our asset base through placing newbuilding orders, acquiring new and modern second-hand vessels and entering into medium or long-term charter arrangements. From time to time we may also acquire vessels with no or limited initial charter coverage. We believe that by entering into newbuilding contracts or acquiring modern second-hand vessels or drilling rigs and leveraging the relationships with our existing customers, we can provide for long-term growth of our assets and continue to decrease the average age of our fleet.

•	Diversify our asset base. We have diversified our asset base from our initial two asset types, crude oil tankers and OBO carriers, to a total of 72 vessels across nine asset types including container vessels, drybulk carriers, chemical tankers, offshore supply vessels, jack-up drilling rigs and ultra-deepwater drillships and semi-submersible drilling rigs. We believe that there are several attractive market segments that could provide us the opportunity to continue to diversify our asset base.

•	Expand and diversify our customer relationships. We have increased our customer base from one to 13 customers today and have expanded our relationship with some of our customers through the purchase of additional vessels and drilling rigs. We intend to continue to expand our relationships with our existing customers and also to add new customers, as companies servicing the international shipping and offshore oil exploration markets continue to expand their use of chartered-in assets to add capacity. We believe that the expertise and relationships of our management and our relationship with our existing charterers could provide us with incremental opportunities to expand our asset base.

•	Pursue medium to long-term fixed-rate charters. We intend to continue to pursue medium to long-term fixed rate charters, which provide us with stable future cash flows. Our customers typically employ long-term charters for strategic expansion as most of their assets are typically of strategic importance to certain operating pools, established trade routes or dedicated oil-field installations. We believe that we will be well positioned to participate in their growth. In addition, in markets where lower relative long-term charter rates are available, we will also seek to enter into charter agreements that provide for profit sharing so that we can generate incremental revenue and share in the upside during strong markets.

Recent Developments

Acquisition of Three Supramax Drybulk Carriers.  In August 2010, we announced the agreement to acquire three 57,000 dwt Supramax drybulk carriers (including two newbuildings) for a total investment of approximately $101 million. We have taken delivery of one of the vessels in October 2010 and expect to take delivery of the two newbuildings in December 2010 and March 2011, respectively. The vessels have been chartered to an investment grade Asian logistics company on long-term time charters at approximately $17,000 net per vessel per day for an average period of nine years, adding approximately $160 million to our fixed-rate charter backlog.

Norwegian Bond Offering.  In October 2010, we placed NOK 500 million, or approximately $85 million, principal amount of new senior unsecured bonds due 2014 in the Norwegian credit markets. We have swapped all payments into U.S. dollars and fixed interest rate of 5.32%. The proceeds of the offering were used for general corporate purposes.

Annual General Meeting of Shareholders.  Also in September 2010, our shareholders, among other things, re-elected Misses. Cecilie Fredriksen and Kate Blankenship, and Messrs. Paul Leand Jr. and Hans Petter Aas, to serve as members of our board of directors.

Charter of Drybulk Carriers.  In November 2010, we announced agreements to charter four newbuilding Handysize drybulk carriers to a large, privately-owned Chinese industrial conglomerate at a net rate of approximately $14,000 per vessel per day. The five-year charters commence upon the delivery of each vessel from the shipyard, which we expect to take between the third quarter of 2011 and the first quarter of 2012, adding approximately $101 million to our fixed-rate charter backlog.

New Credit Facility.  In November 2010, two of our vessel-owning subsidiaries entered into a $54 million secured term loan with a bank. The proceeds of the facility will be used to partly finance the two Supramax drybulk carriers, SFL Hudson, which we took delivery of in October 2010, and SFL Yukon, which we expect to take delivery of in December 2010. The new credit facility bears interest at LIBOR plus a margin and has a tenor of eight years. The facility is secured by vessel mortgages and a limited corporate guarantee.

Acquisition of Two Supramax Drybulk Carriers.  In November 2010, we announced an agreement to acquire two newbuilding 57,000 dwt Supramax drybulk carries for a total investment of approximately $61 million. We expect to take delivery of these vessels during the second and third quarter of 2011. The vessels have been chartered to an investment grade Asian logistics company on long-term time charters at approximately $16,500 net per vessel per day for a period of 10 years, adding approximately $119 million to our fixed-rate charter backlog.

Sale of a Panamax Drybulk Carrier.  In November 2010, we announced the sale of the 1997-built Panamax drybulk carrier, Golden Shadow. We acquired the vessel from Golden Ocean in 2006 in a sale/leaseback transaction, and Golden Ocean has exercised a purchase option in combination with a sale to a third party. We expect to deliver the vessel to the buyer in December 2010.

Preliminary Financial Results for the Fiscal Quarter Ended September 30, 2010.  We are currently in the process of finalizing our results for the fiscal quarter ended September 30, 2010. We estimate that for the three month period ended September 30, 2010:

•	our total consolidated operating revenues, before profit share, were within a range of $66 million to $69 million;

•	our net income, before profit share was within a range of $27 million to $30 million; and

•	EBITDA, including subsidiaries accounted for as investments in associates, but before profit share, was within a range of $167 million to $173 million. For a description of our calculation of EBITDA, please see footnote (1) on page S-8.

We estimate that as of September 30, 2010:

•	our cash and cash equivalents were within a range of $65 million to $70 million;

•	our total consolidated debt was within a range of $1,920 million to $1,950 million; and

•	our total debt, including subsidiaries accounted for as investments in associates, was within a range of $3,620 million to $3,680 million.

The preliminary financial information for the three-month period ended September 30, 2010 included in this prospectus supplement has been prepared by, and is the responsibility of, our management. Actual results could differ as we finalize such results.

Debt Tender Offer

In connection with this offering, we will commence a tender offer and consent solicitation, or the Tender Offer, for our outstanding 8.5% senior notes due December 15, 2013, or the 2013 Senior Notes, of which $298.1 million in aggregate principal amount was outstanding as of June 30, 2010 (excluding $151.0 million of 2013 Senior Notes held by us). Pursuant to the Tender Offer, we will be (1) offering to purchase for cash any and all of the 2013 Senior Notes validly tendered on or prior to the expiration date of the Tender Offer for a total consideration of up to $1,016.67 per $1,000 principal amount of 2013 Senior Notes plus accrued and unpaid interest and (2) soliciting consents to certain proposed amendments to the indenture governing the 2013 Senior Notes. The total consideration includes a tender offer premium of $1,014.17 and a consent payment of $2.50, in each case per $1,000 principal amount of 2013 Senior Notes. The consent payment will only be paid for tenders made prior to 5:00 p.m., New York City time, on November 29, 2010, as such date may be extended, or the Consent Payment Deadline. The Tender Offer will be scheduled to expire at 11:59 p.m., New York City time, on December 14, 2010 and will be subject to the satisfaction of certain conditions, including our receipt of valid tenders and consents from holders of not less than a majority in aggregate principal amount of the 2013 Senior Notes. If the conditions to the Tender Offer have been satisfied on or prior to the Consent Payment Deadline, we expect to accept for purchase all 2013 Senior Notes validly tendered on or prior to the Consent Payment Deadline and purchase such 2013 Senior Notes promptly thereafter. In the event that less than 100% of the 2013 Senior Notes are tendered prior to the Consent Payment Deadline, we intend to redeem the remaining bonds and discharge the indebtedness in accordance with the indenture governing the 2013 Senior Notes.

This offering is not conditioned upon our completion of the Tender Offer. If any condition of the Tender Offer is not satisfied, we are not obligated to accept for purchase, or to pay for, any of the 2013 Senior Notes tendered and may delay acceptance for payment of any tendered notes, in each case subject to applicable laws. The Tender Offer will be conditioned, among other things, upon the completion of this offering. We may also terminate, extend or amend the Tender Offer and may postpone the acceptance for purchase of, and payment for, the 2013 Senior Notes tendered. This prospectus does not constitute an offer to purchase the 2013 Senior Notes. The Tender Offer is made only by and pursuant to the terms of an Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal, each dated November 15, 2010, as the same may be amended or supplemented.

Corporate Information

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands, the United Kingdom and the United States. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at http://www.shipfinance.org. The information contained at our internet site is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The information above concerning Ship Finance International Limited is only a summary and does not purport to be comprehensive. For additional information about us, you should refer to the information described in “Where You Can Find More Information” in this prospectus supplement.

The Offering

Issuer	Ship Finance International Limited.

Notes Offered	$400,000,000 aggregate principal amount of our % Senior Notes due 2020.

Interest Rate	We will pay interest on the notes at an annual interest rate of % per year.

Interest Payment Dates	We will make interest payments on the notes on and of each year, beginning on , 2011.

Ranking	The notes will be our unsecured, senior obligations and rank senior in right of payment to any of our future subordinated indebtedness and equally in right of payment to all of our existing and future unsecured senior indebtedness.

The notes will be structurally subordinated to the indebtedness and other liabilities and commitments (including all existing and future debt, trade payables and lease obligations) of all of our subsidiaries. See “Description of Notes.”

In addition, the notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of June 30, 2010, we had approximately $1.7 billion of secured debt on a consolidated basis.

As of June 30, 2010 and after giving effect to this offering and the transactions described in the section of this prospectus titled “Use of Proceeds,” we would have had approximately $2.1 billion of debt on a consolidated basis. As of June 30, 2010, our consolidated subsidiaries had approximately $0.7 billion of outstanding debt and charter-in obligations. In addition, our subsidiaries accounted for as investment in associates had approximately $1.8 billion of debt and charter-in obligations. Please see the section entitled “Description of Other Indebtedness,” for a description of certain of our indebtedness and the indebtedness of our subsidiaries.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the make-whole redemption price set forth in “Description of Notes.”

In addition, prior to , 2013, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to % of the aggregate principal amount, plus accrued and unpaid interest to the date of redemption, so long as at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the redemption. See “Description of Notes—Optional Redemption—Redemption with Proceeds from Certain Equity Offerings.”

Change of Control	Upon a “Change of Control Triggering Event,” which requires both a “Change of Control” and a “Rating Decline” (each as defined in “Description of Notes—Certain Definitions”), we will be obligated to make an offer to purchase all outstanding notes at a redemption price of 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. Please read “Description of Notes—

Covenants—Repurchase of Notes Upon a Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability to: (1) create liens; or (2) merge, or consolidate or transfer, sell or lease all or substantially all of our assets. These covenants are subject to a number of important limitations and exceptions which are described under the heading “Description of Notes—Covenants.”

Use of Proceeds	We intend to use the net proceeds from the issuance of the notes in this offering for our corporate purposes, including debt repayment and working capital. The debt repayment will include funding the purchase price of the 2013 Senior Notes tendered and accepted by us for purchase in the Tender Offer in connection with this offering and to repay and terminate a portion of our outstanding indebtedness. See “Use of Proceeds.” In the event that less than 100% of the 2013 Senior Notes are tendered prior to the Consent Payment Deadline, we intend to redeem the remaining bonds and discharge the indebtedness in accordance with the indenture governing the 2013 Senior Notes. This offering is not conditioned upon our completion of the Tender Offer. If any condition of the Tender Offer is not satisfied, we are not obligated to accept for purchase, or to pay for, any of the 2013 Senior Notes tendered and may delay acceptance for payment of any tendered notes, in each case subject to applicable laws. The Tender Offer will be conditioned, among other things, upon the completion of this offering. We may also terminate, extend or amend the Tender Offer and may postpone the acceptance for purchase of, and payment for, the 2013 Senior Notes tendered.

Risk Factors	You should carefully consider the information set forth under “Risk Factors” on page S-10 of this prospectus supplement before deciding to invest in the notes.

No Public Market	The notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and any such market may be discontinued by the underwriters in their discretion at any time without notice. See “Underwriting.”

Original Issue Discount	The notes may be issued with original issue discount (“OID”) for United States federal income tax purposes. In the event the notes are issued with OID, U.S. holders generally will be required to include such OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holders’ method of accounting for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

You should carefully consider all information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” in this prospectus supplement for a discussion of risks relating to our business and an investment in the notes.

Summary Historical and Pro Forma Financial Information

The following table provides our consolidated financial data as of the dates and for the periods shown. Our summary consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements incorporated by reference herein, which have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, or MSPC, our independent registered public accounting firm, as indicated in their report incorporated by reference herein. Our summary consolidated financial data presented below as of June 30, 2009 and 2010 and for the six months ended June 30, 2009 and 2010 have been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited, consolidated financial statements incorporated by reference herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods. The summary consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated by reference herein, “Selected Consolidated Financial Information” and our “Management’s Discussion and Analysis of Financial Condition And Results Of Operations” incorporated by reference herein.

						Twelve
						Months
						Ended
	Year Ended December 31,			Six Months Ended June 30,		June 30,
	2007	2008	2009	2009	2010	2010

Income statement data:
Total operating revenues	$398.0	$457.8	$345.2	$184.9	$163.4	$323.7
Gain on sale of assets	41.7	17.4	24.7	—	27.7	52.4
Total operating expenses	134.8	137.8	160.7	93.9	62.1	128.9

Net operating income	304.9	337.4	209.3	91.0	129.0	247.2
Net income before equity in earnings of associated companies	166.8	158.8	117.0	56.8	64.3	124.5
Equity in earnings of associated companies	0.9	22.8	75.6	39.4	36.2	72.4

Net income	$167.7	$181.6	$192.6	$96.2	$100.6	$197.0

Balance sheet data (at end of period):
Cash and cash equivalents	$78.3	$46.1	$84.2	$61.4	$54.6	$54.6
Total assets	2,950.0	3,348.5	3,001.4	3,195.5	2,886.0	2,886.0
Total debt	2,270.0	2,595.5	2,136.0	2,355.2	1,953.4	1,953.4
Total equity	614.5	517.4	749.3	672.1	793.5	793.5
Cash flow data:
Net cash provided by operating activities	$202.4	$211.4	$125.5	$81.8	$103.1	$146.8
Net cash provided by/(used in) investing activities	(378.8)	(433.9)	424.1	162.4	106.8	368.5
Net cash provided by/(used in) financing activities	190.0	190.4	(511.5)	(229.0)	(239.6)	(522.1)
Other financial data:
EBITDA — Consolidated(1)	$456.8	$578.1	$483.8	$262.8	$224.8	$445.8
EBITDA — Group(2)	459.5	628.3	761.7	394.3	369.2	736.6
Total Debt — Consolidated (at end of period)	2,270.0	2,595.5	2,136.0	2,355.2	1,953.4	1,953.4
Total Debt — Group(2) (at end of period)	2,290.6	4,445.3	4,026.4	4,355.9	3,729.3	3,729.3

(In millions of U.S. dollars)

	As Further Adjusted
	Twelve Months Ended
As further adjusted data and credit statistics:	June 30, 2010

Total Debt — Consolidated (at end of period)	$2,057.9
Total Debt — Group(2) (at end of period)	3,833.8
Ratio of Total Debt — Consolidated to EBITDA — Consolidated(1)	4.6	x
Ratio of Total Debt — Group to EBITDA — Group(2)	5.2	x

(In millions of U.S. dollars)

(1)	We define EBITDA — Consolidated as net income before depreciation, interest expense, net, other financial items, net, certain significant non-cash charges for (i) impairment of assets, (ii) gains from sale of assets, (iii) net gains from the repurchase of our 2013 Senior Notes and (iv) the mark-to-market of certain derivative contracts, and the repayments from investments in direct financing and sales-type leases, net of any upfront payments, as applicable.

(2)	We have three ultra-deepwater drilling units and one drybulk carrier owned by three wholly-owned subsidiaries which are accounted for under the equity method and therefore not consolidated in our financial statements. We define EBITDA — Group as EBITDA — Consolidated before equity in earnings of associated companies and adjusted for (i) the total operating revenues, (ii) repayments from investments in direct financing and sales-type leases and (iii) vessel operating expenses at our subsidiaries that are accounted for under the equity method. We record our investments in equity-method investees on the consolidated balance sheets as “Investment in associated companies”. These subsidiaries have significant amount of indebtedness which because of the aforementioned accounting treatment does not show up in our balance sheets. Total Debt — Group includes indebtedness of our unconsolidated subsidiaries. Total Debt — Group, as further adjusted, is derived by adding Total Debt — Consolidated, as further adjusted, plus approximately $1.8 billion of indebtedness, as of June 30, 2010, of our unconsolidated subsidiaries.

						Twelve Months
						Ended
	Year Ended December 31,			Six Months Ended June 30,		June 30,
	2007	2008	2009	2009	2010	2010

Reconciliation of net income to EBITDA — Consolidated and EBITDA — Group:
Net income	$167.7	$181.6	$192.6	$96.2	$100.6	$197.0
Depreciation	20.6	28.0	30.2	15.0	16.0	31.2
Interest expense, net	123.6	123.7	116.8	61.7	50.8	105.9
Other financial items, net	0.8	(2.6)	(0.6)	(1.6)	(1.0)	0.0
Vessel impairment charge	—	—	26.8	26.8	—	—
Long-term investment impairment charge	—	—	7.1	7.1	—	—
Gain on sale of assets	(41.7)	(17.4)	(24.7)	—	(27.7)	(52.4)
Net gain on repurchase of 2013 Senior Notes	—	—	(20.6)	(20.6)	(0.0)	(0.0)
Adjustment of derivatives to market value	12.6	54.5	(12.7)	(13.3)	13.1	13.7
Repayments from investments in direct financing and sales-type leases	173.2	210.3	209.4	91.5	113.4	231.3
Less: upfront payments on certain charters	—	—	(40.5)	—	(40.4)	(80.9)

EBITDA — Consolidated	456.8	578.1	483.8	262.8	224.8	445.8
Less: equity in earnings of associated companies	(0.9)	(22.8)	(75.6)	(39.4)	(36.2)	(72.4)
Total operating revenues — Associates	2.2	44.8	150.5	77.3	70.3	143.5
Repayments from investments in direct financing and sales-type leases — Associates	1.4	28.5	203.1	93.7	110.3	219.7
Vessel operating expenses — Associates	(0.0)	(0.3)	(0.1)	(0.1)	(0.0)	(0.0)

EBITDA — Group	$459.5	$628.3	$761.7	$394.3	$369.2	$736.6

Reconciliation of Total Debt — Consolidated to Total Debt — Group (at end of period):
Total Debt — Consolidated	$2,270.0	$2,595.5	$2,136.0	$2,355.2	$1,953.4	$1,953.4
Total Debt — Associates	20.6	1,849.8	1,890.5	2,000.7	1,775.9	1,775.9

Total Debt — Group	$2,290.6	$4,445.3	$4,026.4	$4,355.9	$3,729.3	$3,729.3

(In millions of U.S. dollars)

Risk Factors

An investment in the notes involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. Before you decide to invest in our securities, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” beginning on page 2 of the accompanying prospectus and in our annual report for the year ended December 31, 2009 on Form 20-F, filed with the Commission on April 1, 2010. In addition, you should carefully consider the risk set forth below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the section entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

Risks Related to the Notes

We have a substantial amount of indebtedness which could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We currently have, and following this offering will continue to have, substantial debt and debt service requirements. As of June 30, 2010, our consolidated total debt was approximately $2.0 billion. As of June 30, 2010, after giving effect to the issuance of the notes offered hereby and the transactions described in the section “Use of Proceeds,” we expect to have had total consolidated debt of approximately $2.1 billion. We may also incur significant additional indebtedness in the future. The amount of our debt could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business, the shipping industry and offshore oil and gas industry;

•	place us at a competitive disadvantage compared to our competitors that have less debt, including by causing us to have a lower credit rating; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

Our ability to service our debt, including the notes, will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, and the performance by our charter counterparties, many of which are beyond our control. In addition, we rely on distributions and other intercompany cash flows from our subsidiaries to repay our obligations.

If we are unable to generate sufficient cash flow to service our debt service requirements, we may be forced to take actions such as:

•	restructuring or refinancing our debt, including the notes;

•	seeking additional debt or equity capital;

•	seeking bankruptcy protection;

•	reducing distributions;

•	reducing or delaying our business activities, acquisitions, investments or capital expenditures; or

•	selling assets.

Such measures might not be successful and might not enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

Financing agreements containing operating and financial restrictions may limit our operating and financial flexibility.

Operating and financial restrictions and covenants in our revolving credit facilities, term loans and in any of our future financing agreements could adversely affect our ability to finance future operations or capital needs or to pursue and expand our business activities. For example, these financing arrangements may place restrictions on our ability to:

•	pay dividends;

•	incur or guarantee indebtedness;

•	change our ownership or structure, including through mergers, consolidations, liquidations and dissolutions;

•	grant liens on our assets;

•	sell, transfer, assign or convey our assets;

•	make certain investments;

•	enter into sale and leaseback transactions; and

•	enter into a new line of business.

See “Description of Other Indebtedness.”

In addition, the indenture relating to the notes restricts our ability to:

•	grant liens on our assets;

•	transfer, sell, lease or otherwise dispose of all or substantially all of our assets; and

•	consolidate with, or merge with or into any person.

Certain of our debt agreements contain loan-to-value clauses, which could require us to post additional collateral or prepay a portion of the outstanding borrowings should the value of the vessels securing borrowings under each of such agreements decrease below their current valuations. The financing agreements impose operating restrictions and establish minimum financial covenants. Failure to comply with any of the covenants in the financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under those circumstances, we might not have sufficient funds or other resources to satisfy our obligations.

Our ability to comply with the covenants and restrictions contained in our debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, we may fail to comply with these covenants. If we breach any of the restrictions, covenants, ratios or tests in the financing agreements or the indenture relating to the notes, our debt obligations may become immediately due and payable, and the lenders’ commitment under our credit facilities, if any, to make further loans may terminate. A default under financing agreements could also result in foreclosure on any of our vessels and other assets securing related loans.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not prevent us or our subsidiaries from incurring indebtedness. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes offered hereby will be unsecured and effectively subordinated to our existing and future secured indebtedness.

The notes offered hereby will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness, including indebtedness under our secured credit facilities. The notes are not secured by any of our assets. Any claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Additionally, the indenture governing the notes will permit us to incur additional secured indebtedness in the future. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that is effectively senior to the notes will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of June 30, 2010, after giving effect to the issuance of the notes offered hereby and the contemplated use of proceeds, the notes would have been effectively subordinated to approximately $1.6 billion of consolidated debt. You should carefully review the information set forth under the caption “Description of Other Indebtedness.”

A substantial portion of our operations are conducted through our direct and indirect subsidiaries, and the claims of creditors of our subsidiaries are structurally senior to claims of holders of the notes.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. As a result, our ability to service our debt, including our obligations under the notes, and other obligations is dependent on the earnings of our subsidiaries and the distribution of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations. The notes will be structurally junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of June 30, 2010, our consolidated subsidiaries had approximately $0.7 billion of outstanding debt. In addition, the indenture under which the notes will be issued will permit us and our subsidiaries to incur additional debt without any limitation. Our subsidiaries accounted for as investment in associates had approximately $1.8 billion of debt and charter obligations.

Your ability to transfer the notes offered hereby will be limited by the absence of an active trading market.

The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-

making activities at anytime without notice. Therefore, an active market for the notes may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

Upon a change of control triggering event, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control triggering event, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a change in control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes.”

In the event of bankruptcy or insolvency, your ability to recover amounts owed on the notes could be limited or prevented by principles of equitable subordination or re-characterization.

Under United States bankruptcy law, the doctrine of equitable subordination can permit bankruptcy courts to subordinate a claim against a debtor to other claims against the debtor based on principles of equity. The basis for subordination is usually the inequitable conduct of the claimant with respect to the other claimants. Equitable subordination requires a strong showing of bad conduct and can be used to subordinate both secured and unsecured claims.

In the event of our bankruptcy or insolvency, a party in interest may seek to subordinate the notes under principles of equitable subordination or to re-characterize the notes as equity (which would require a showing that the investment in the notes is more properly viewed as an equity infusion). There can be no assurance as to the outcome of these proceedings. In the event a court subordinates the notes, or re-characterizes the notes as equity, you might not be able to recover any amounts owed on the notes, and you might be required to return payments previously made to you.

The notes may be issued with original issue discount for United States federal income tax purposes.

The notes may be issued with OID for United States federal income tax purposes. In the event the notes are issued with OID, U.S. holders generally will be required to include such OID in gross income on a constant yield to maturity basis in advance of the receipt of cash payment thereof and regardless of such holders’ method of accounting for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of Bermuda and our subsidiaries are incorporated under the laws of Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the United Kingdom and the Marshall Islands besides the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving one of our subsidiaries or us, the bankruptcy laws other than those of the United States could apply. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction. To the extent we are subject to non-United States bankruptcy laws, the laws, rules and procedures of that jurisdiction may lead to outcomes that would not be typical or expected under United States bankruptcy laws.

It may not be possible for investors in the notes to enforce U.S. judgments against us.

We are incorporated in Bermuda and most of our subsidiaries are organized in countries other than the United States. Substantially all of our assets and those of our subsidiaries are located outside the United States. As a result, it may be difficult or impossible for investors in the notes to enforce judgments upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws, or (2) would entertain original actions brought against us or our subsidiaries based upon these laws.

Our international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

Our international operations and the international operations of the charterers of our vessels could expose us to trade and economic sanctions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the European Union and its member countries. Under economic and trading sanctions laws, governments may seek to impose modifications to business practices, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions.

From time to time, vessels chartered by us to certain operators may call on ports located in countries subject to sanctions and embargoes imposed by the United States, the European Union or other governments or organizations identified by such governments and organizations as state sponsors of terrorism, such as Iran. In recent months, the scope of sanctions imposed against the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran has been expanded by a number of jurisdictions, including the United States, the European Union and Canada. In particular, the United States has enacted new legislation which imposed new sanctions that specifically restrict shipping refined petroleum into Iran.

There has also been an increased focus on economic and trade sanctions and embargo enforcement that has led recently to a significant number of penalties being imposed against shipping companies. Although these sanctions and embargoes do not prevent our vessels from making calls to ports in countries subject to sanctions and embargoes imposed by the United States, the European Union or other governments or organizations and countries identified by such governments or organizations as state sponsors of terrorism, we are monitoring developments in the jurisdictions that maintain sanctions programs, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent our vessels from calling on ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on our business and results of operations.

Use of Proceeds

We expect the net proceeds from this offering to be approximately $      million, after deducting underwriting discounts and commissions and our estimated expenses of this offering totaling approximately $      million. We expect to use the net proceeds from this offering for our general corporate purposes, including debt repayment and working capital. The debt repayment may include (i) funding the purchase price of the 8.5% senior notes due December 15, 2013 tendered and accepted by us for purchase in the Tender Offer and (ii) repayment and termination of a portion of our outstanding indebtedness. See also “Prospectus Supplement Summary—Concurrent Debt Tender Offer.”

The Tender Offer is conditioned upon the satisfaction or waiver of various conditions, including the completion of this offering. We cannot assure you that the Tender Offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the 2013 Senior Notes will be tendered and purchased in the Tender Offer. Accordingly, the actual amount of cash proceeds we may use for the Tender Offer will not be known until the Tender Offer expires, which is scheduled to occur on December 14, 2010. This offering is conditioned upon the consummation of the Tender Offer. In the event that less than 100% of the 2013 Senior Notes are tendered prior to the Consent Payment Deadline, we intend to redeem the remaining bonds and discharge the indebtedness in accordance with the indenture governing the 2013 Senior Notes.

Our outstanding indebtedness that we expect to repay and terminate with the net proceeds of this offering consists of two credit facilities in the aggregate outstanding amount of approximately $82.0 million used to partly finance the acquisition costs of the 2013 Senior Notes that we hold, which have a final maturity of June 2011 and June 2012, respectively, and bear interest at LIBOR plus a margin. Upon the repayment of these credit facilities, we will cancel all of the 2013 Senior Notes held by us.

We intend to use any remaining net proceeds from the offering for our general corporate purposes, including debt repayment, acquisitions and working capital. Pending their application, we may invest the net proceeds in short-term investments.

Capitalization

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis;

•	on an as adjusted basis giving effect to (i) the payment on September 30, 2010, of the $27.7 million cash dividend with respect to the second quarter of 2010, (ii) the issuance of approximately $85 million bonds, and (iii) the repurchase of $2.0 million of 2013 Senior Notes; and

•	as adjusted for this offering.

This table should be read in conjunction with the condensed consolidated financial statements and related notes included in our annual report for the year ended December 31, 2009 on Form 20-F, filed with the Commission on April 1, 2010, and incorporated by reference herein.

	As of June 30, 2010
			As Further Adjusted
	Actual	As Adjusted	for this Offering

Cash and cash equivalents	$54.6	$109.5	$119.1

Debt (Principal balance):
Secured Bank Debt(1)	1,655.3	1,655.3	1,573.3
2013 Senior Notes	298.1	296.1	—
Notes offered hereby	—	—	400.0
NOK Senior Notes(1)	—	84.6	84.6

Total debt	1,953.4	2,036.0	2,057.9
Shareholders’ equity	793.5	765.9	765.9

Total capitalization	$2,746.9	$2,801.8	$2,823.8

	(In millions of U.S. dollars)

(1)	Please see “Description of Other Indebtedness” on page S-18.

Ratio of Earnings to Fixed Charges

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.

	For The Years Ended December 31,
	2005	2006	2007	2008	2009

Earnings
Net income	$209,546	$180,798	$167,707	$181,611	$192,598
Add: Fixed charges	111,935	113,588	131,525	128,795	117,653

	321,481	294,386	299,232	310,406	310,251
Less: Interest capitalized	—	—	1,124	1,603	578
Total earnings	$321,481	$294,386	$298,108	$308,803	$309,673

Fixed charges
Interest expensed and capitalized	$95,411	$110,519	$128,167	$125,018	$112,146
Amortization and write-off of capitalized expenses relating to indebtedness	16,524	3,069	3,358	3,777	5,507

Total fixed charges	$111,935	$113,588	$131,525	$128,795	$117,653

Ratio of earnings to fixed charges	2.87x	2.59x	2.27x	2.40x	2.63x

	(In thousands of U.S. dollars)

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expense and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and capitalized interest, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

Description of Other Indebtedness

As of June 30, 2010, and adjusted for subsequent events, we and our consolidated subsidiaries had the following indebtedness.

8.5% Senior Notes due 2013

On December 15, 2003, we issued $580 million of 8.5% Senior Notes due 2013. Interest on the 2013 Senior Notes is payable in cash semi-annually in arrears on June 15 and December 15. In 2004, 2005 and 2006, we bought back and cancelled 2013 Senior Notes with an aggregate principal amount of $130.9 million. No notes were bought in 2007 and 2008. In 2009, we purchased notes with an aggregate principal amount of $148.0 million, which are being held in treasury. As of June 30, 2010 and December 31, 2009, the amount outstanding on the 2013 Senior Notes was $298.1 million and $301.1 million, respectively. We expect to accept and purchase all 2013 Senior Notes validly tendered in the Tender Offer.

$725 Million Secured Term Loan and Revolving Credit Facility

In March 2010, we refinanced a syndicated term loan facility with a $725 million secured term loan and revolving credit facility, for the financing of 26 vessels chartered to Frontline. The facility bears interest at LIBOR plus a margin and has a tenor of five years. As of June 30, 2010, we had $725.0 million outstanding under this facility.

$350 Million Combined Senior and Junior Secured Term Loan Facility

In June 2005, we entered into a combined $350 million senior and junior secured term loan facility with a syndicate of banks, for the purpose of partly funding the acquisition of five VLCCs. The facility bears interest at LIBOR plus a margin for the senior loan and LIBOR plus a different margin for the junior loan. The facility has a tenor of seven years. As of June 30, 2010 and December 31, 2009, the balance on the facility was $212.0 million and $248.3 million, respectively.

$210 Million Secured Term Loan Facility

In April 2006, five wholly-owned subsidiaries entered into a $210 million secured term loan facility with a syndicate of banks to partly fund the acquisition of five new container vessels. The facility bears interest at LIBOR plus a margin and has a tenor of 12 years. We have not provided any guarantees with respect of this loan facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $186.8 million and $190.6 million, respectively.

$170 Million Secured Term Loan Facility

In February 2007, a wholly-owned subsidiary entered into a $170 million secured term loan facility with a syndicate of banks. The proceeds of the facility were used to partly fund the acquisition of the jack-up drilling rig West Prospero. The facility bears interest at LIBOR plus a margin and has a tenor of six years from the date of delivery of the rig. We provided a limited corporate guarantee for this term loan facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $105.8 million and $110.8 million, respectively.

$149 Million Secured Term Loan Facility

In August 2007, five wholly-owned subsidiaries entered into a $149 million secured term loan facility with a syndicate of banks. The proceeds of the facility were used to partly fund the acquisition of five new offshore supply vessels. One of the vessels was sold in January 2008 and the loan facility now relates to the remaining four vessels. The facility bears interest at LIBOR plus a margin and has a tenor of seven years. We provided a limited corporate guarantee for this term loan facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $103.5 million and $107.7 million, respectively.

$77 Million Secured Term Loan Facility

In January 2008, two wholly-owned subsidiaries entered into a $77 million secured term loan facility with a syndicate of banks. The proceeds of the facility were used to partly fund the acquisition of two offshore supply vessels. The facility bears interest at LIBOR plus a margin and has a tenor of seven years. We provided a limited corporate guarantee for this term loan facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $61.5 million and $64.7 million, respectively.

$30 Million Secured Revolving Credit Facility

In February 2008, a wholly-owned subsidiary entered into a $30 million secured revolving credit facility with a bank. The proceeds of the facility were used to partly fund the acquisition of the container vessel SFL Europa. The facility bears interest at LIBOR plus a margin and has a tenor of seven years. We provided a corporate guarantee for this revolving credit facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $12.0 million and $15.0 million, respectively.

$49 Million Secured Term Loan Facility

In March 2008, two wholly-owned subsidiaries entered into a $49 million secured term loan facility with a bank. The proceeds of the facility were used to partly fund the acquisition of two newbuilding chemical tankers. The facility bears interest at LIBOR plus a margin and has a tenor of ten years. We provided a limited corporate guarantee for this term loan facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $45.6 million and $46.6 million, respectively.

$70 Million Secured Revolving Credit Facility

In June 2008, three wholly-owned subsidiaries entered into a $70 million secured revolving credit facility with a bank. The proceeds of the facility were secured against three VLCCs. The facility bears interest at LIBOR plus a margin and has a tenor of two years. We provided a corporate guarantee for this revolving credit facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $0.0 million and $14.6 million, respectively. The facility was repaid in August 2010.

$58 Million Secured Revolving Credit Facility

In September 2008, two wholly-owned subsidiaries entered into a $58 million secured revolving credit facility with a syndicate of banks. The proceeds of the facility were secured against two containerships, Asian Ace and Green Ace. The facility bears interest at LIBOR plus a margin and has a tenor of five years. We provided a corporate guarantee for this revolving credit facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $25.8 million and $25.8 million, respectively.

$100 Million Secured Revolving Credit Facility

In November 2008, we entered into a $100 million secured revolving credit facility with a bank. The proceeds of the facility were secured against five VLCCs. The facility bears interest at LIBOR plus a margin and is repayable in 2010. As of June 30, 2010 and December 31, 2009, the balance on the facility was $11.4 million and $41.6 million, respectively. The facility was repaid in September 2010.

$60 Million Secured Term Loan Facility

In June 2009, a wholly-owned subsidiary entered into a $60 million secured term loan facility with a bank. The proceeds of the facility were used to partly fund the purchase of the 2013 Senior Notes, which are being held as treasury notes and against which the facility is secured. The facility bears interest at LIBOR plus a margin and has a tenor of two years. We provided a corporate guarantee for this term loan facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $54.6 million and $57.3 million, respectively. We expect to repay all amounts outstanding, and terminate, this facility with a portion of the net proceeds from this offering.

$30 Million Secured Term Loan Facility

In June 2009, a wholly-owned subsidiary entered into a $30 million secured term loan facility with a bank. The proceeds of the facility were used to partly fund the purchase of the 2013 Senior Notes, which are being held as treasury notes and against which the facility is secured. The facility bears interest at LIBOR plus a margin and has a tenor of three years. We provided a corporate guarantee for this term loan facility. As of June 30, 2010 and December 31, 2009, the balance on the facility was $27.4 million and $28.7 million, respectively. We expect to repay all amounts outstanding, and terminate, this facility with a portion of the net proceeds from this offering.

$43 Million Secured Term Loan Facility

In February 2010, a wholly-owned subsidiary entered into a $43 million secured term loan facility with a bank. The proceeds of the facility were secured against the newbuilding Suezmax tanker Glorycrown. The facility bears interest at LIBOR plus a margin and has a tenor of approximately five years. We provided a corporate guarantee for this term loan facility. As of June 30, 2010, the balance on the facility was $41.9 million.

$43 Million Secured Term Loan Facility

In March 2010, a wholly-owned subsidiary entered into a $43 million secured term loan facility with a bank. The proceeds of the facility were secured against the newbuilding Suezmax tanker Everbright. The facility bears interest at LIBOR plus a margin and has a tenor of five years. We provided a corporate guarantee for this term loan facility. As of June 30, 2010, the balance on the facility was $41.9 million.

$25 Million Secured Revolving Credit Facility

In September 2010, we entered into a $25 million secured revolving credit facility with a bank. The proceeds of the facility were secured against five VLCCs. The facility bears interest at LIBOR plus a margin and has a tenor of two years. We provided a corporate guarantee for this revolving credit facility.

NOK Senior Notes due 2014

In October 2010, we placed a new senior unsecured bond loan in the Norwegian credit market with maturity in April 2014. The total loan amount is NOK 500 million, which is equivalent to approximately $85 million. All payments are swapped to U.S. dollars and to a fixed interest rate of 5.32% p.a.

$54 Million Secured Term Loan Facility

In November 2010, two wholly-owned subsidiaries entered into a $54 million secured term loan facility with a bank. The proceeds of the facility will be secured against two Supramax drybulk carriers, SFL Hudson and SFL Yukon. The facility bears interest at LIBOR plus a margin and has a tenor of eight years. We provided a limited corporate guarantee for this term loan facility.

Agreements related to our indebtedness provide limitations on the amount of total borrowings and secured debt, and acceleration of payment under certain circumstances, including failure to satisfy certain financial covenants. As of June 30, 2010 and December 31, 2009, we were in compliance with all of the covenants under our debt facilities.

In addition, subsidiaries accounted for as “investments in associated companies” had $1,776 million and $1,890 million outstanding under three credit facilities as per June 30, 2010 and December 31, 2009, respectively. The credit facilities bear interest at LIBOR plus a margin and are secured against a Panamax drybulk carrier, an ultra-deepwater drillship and two ultra-deepwater semi-submersible drilling rigs. We provided limited guarantees for these credit facilities.

Description of Notes

In this section, the “Company” means Ship Finance International Limited and not any of its subsidiaries. The notes will be issued by the Company pursuant to an indenture between the Company and Wilmington Trust FSB, as trustee. You may obtain a copy of the indenture from the Company upon request. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this section of this prospectus are summaries of the material terms and provisions of the indenture and the notes. They do not purport to be complete and are qualified in their entirety by reference to all the provisions in the indenture. Therefore, we urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Definitions relating to certain capitalized terms are set forth under “— Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined in this description have the meanings ascribed to them in the indenture.

The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the indenture.

General

The notes:

•	will be general unsecured obligations of the Company;

•	will rank equally and ratably in right of payment with all existing and future unsecured senior debt of the Company;

•	will be senior in right of payment to all existing and future subordinated debt of the Company;

•	will be effectively subordinated to all of the Company’s secured debt to the extent of the value of the collateral securing such debt; and

•	will be structurally subordinated to all existing and future debt and other liabilities and commitments (including trade payables and lease obligations) of the Company’s subsidiaries because the notes will not be guaranteed by any of its subsidiaries.

The operations of the Company are conducted through its subsidiaries and, therefore, the Company depends on distribution of earnings of its subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations, including its obligations under the notes. The notes will not be guaranteed by any of the Company’s subsidiaries, and, as such, the notes will be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s subsidiaries. Any right of the Company to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s bankruptcy, liquidation, reorganization or other winding up is subject to the prior claims of the subsidiary’s creditors and the right of the holders of the notes will be structurally subordinated to the claims of these creditors. As of June 30, 2010, the Company’s consolidated subsidiaries had approximately $0.7 billion of indebtedness outstanding. In addition, the notes will be effectively subordinated to all of the Company’s secured debt to the extent of the value of the collateral securing such debt. As of June 30, 2010 the Company had approximately $1.7 billion of consolidated secured debt.

The indenture does not limit the ability of the Company or its subsidiaries to incur indebtedness, to make investments or to enter into sale and leaseback transactions. The indenture does not limit the ability of the Company’s subsidiaries to incur liens. See “Risk Factors — Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.”

Principal, Maturity and Interest

The Company will issue $400,000,000 aggregate principal amount of notes. The indenture provides for the issuance of an unlimited amount of additional notes having identical terms and conditions to the notes. The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on          , 2020. Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on           and          , commencing on          , 2011. The Company will make each interest payment to the holders of record on the immediately preceding           and          .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company at least three business days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders. In addition, all payments will be subject to the applicable rules and procedures of the settlement systems (including, if applicable, those of the Depositary Trust Company, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), which may change from time to time.

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents for the notes. The Company will also maintain one or more registrar.

The trustee will serve as initial paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes. The Company or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 calendar days before a selection of notes to be redeemed.

Optional Redemption

Redemption with proceeds from certain equity offerings

At any time and from time to time prior to          , 2013, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to          % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that

(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 60 calendar days of the date of the closing of any such Qualified Equity Offering.

Make-whole redemption

At the Company’s option, the Company may redeem the notes at any time and from time to time prior to maturity in whole or in part upon not less than 30 nor more than 60 calendar days’ prior notice at a redemption price equal to greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the Redemption Date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 50 basis points, plus, in each case, accrued and unpaid interest to the Redemption Date. For this purpose, the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, as determined by the Company, with respect to any Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such Redemption Date, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. The Comparable Treasury Price shall be determined by the Company.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer in New York City appointed by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

“Treasury Yield” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

At least 30 calendar days but not more than 60 calendar days before the relevant Redemption Date, the Company will send or cause to be sent by electronic transmission, in the case of notes that are held in the form of global notes, or by first class mail to each holder who holds certificated notes at such holder’s registered address, a notice of redemption to each holder of notes to be redeemed, except that redemption notices may be sent more than 60 calendar days prior to a Redemption Date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. If less than all of the notes are to be redeemed, the trustee will redeem, in whole or in part, such notes as the Company shall direct the trustee in writing.

Unless the Company defaults in payment of the redemption price, no interest will accrue on the notes called for redemption for the period from and after the Redemption Date.

Optional tax redemption

The Payor (as defined below) will be entitled to redeem all, but not less than all, of the notes if, as a result of any change in or amendment to the laws, regulations or rulings of any Relevant Tax Jurisdiction (as defined below) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such Relevant Tax Jurisdiction is a party (a “Change in Tax Law”), the Payor is or would be required on the next succeeding interest payment date to pay Additional Amounts (as defined below) with respect to the notes as described under “Payment of Additional Amounts,” and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Payor; provided that the Board of Directors of the Company determines in good faith that the aggregate amount of such Additional Amounts would create additional annual costs in excess of 0.50% of the aggregate principal amount of notes then outstanding. In the case of the Company, the Change in Tax Law must become effective on or after the date of this prospectus. Further, the Payor must deliver to the trustee at least 30 calendar days before the redemption date an opinion of counsel to the effect that the Payor has or will become obligated to pay Additional Amounts as a result of such Change in Tax Law. The Payor must also provide the holders with notice of the intended redemption at least 30 calendar days and no more than 60 calendar days before the redemption date. The redemption price will equal the principal amount of the note plus accrued and unpaid interest thereon, if any to the redemption date and Additional Amounts, if any, then due and which otherwise would be payable.

Payment of additional amounts

If any taxes, penalties, fines, duties, assessments or other governmental charges of any nature (collectively, “Taxes”) are imposed by any jurisdiction where the Company or a successor of the Company (a “Payor”) is organized or otherwise considered by a taxing authority to be a resident for tax purposes, any jurisdiction from or through which the Payor makes a payment on the notes, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the “Relevant Tax Jurisdiction”) in respect of any payments under the notes, the Payor will pay to each holder of a note, except as provided below, such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such note to which such holder is entitled; provided, however, the Payor will not be required to make any payment of Additional Amounts for or on account of:

(a)	any Taxes which would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (2) the failure of such holder to present its note (where presentation is required) for payment within 30 calendar days after the Payor has made available a payment to such holder, except to the extent that the holder would have been entitled to Additional Amounts had the note been presented within such 30-day period);

(b)	any estate, inheritance, gift, sales, or similar Taxes;

(c)	any Taxes that are imposed or withheld by reason of the failure by the holder or the beneficial owner of the note to comply with a reasonable and timely request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the Relevant Tax Jurisdiction as a precondition to exemption from all or part of such Tax; provided that the holder or beneficial owner is able to comply with those requirements without undue hardship;

(d)	any withholding or deduction in respect of any Taxes where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of

November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive;

(e)	any Taxes that are imposed or levied on or with respect to a payment made to a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the Notes to another paying agent in a member state of the European Union; or

(f)	any combination of the above.

The Payor shall make any required withholding or deduction and remit the full amount withheld or deducted to the Relevant Tax Jurisdiction in accordance with applicable law. The Payor will provide the trustee with the official acknowledgment of the Relevant Tax Authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of the withholding taxes by the Payor within 30 calendar days of date of such payment. Copies of such documentation will be made available to the holders of the notes or the paying agents, as applicable, upon request therefor.

The Company will pay any present or future stamp, court or documentary taxes, or any other excise, sales, use, value added or property taxes, charges or similar levies which arise in any jurisdiction from (a) the execution, delivery or registration of the notes or any other document or instrument referred to in the indenture (other than a transfer of the notes), or (b) the receipt of any payments with respect to the notes, excluding, with respect to such payment, any such Taxes imposed by any jurisdiction outside Bermuda or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the indenture or any other such document or instrument following the occurrence of any Event of Default.

The obligation to make payments of Additional Amounts with respect to the notes will survive any termination, defeasance or discharge of the notes and the indenture.

All references in this prospectus to principal of, premium, if any, and interest on the notes will include any Additional Amounts payable by the Payor in respect of such principal, such premium, if any, and such interest.

Mandatory Redemption; Tender Offers; Open Market Purchases

Except as set forth below under “Covenants — Repurchase of Notes Upon a Change of Control Triggering Event,” the Company is not required to make sinking fund payments or mandatory redemption payments prior to maturity with respect to the notes.

The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

Covenants

Repurchase of notes upon a change of control triggering event

The indenture provides that upon the occurrence of a Change of Control Triggering Event and unless the Company has exercised its right to redeem all of the notes as described under “— Optional Redemption,” each holder of notes will have the right to require the Company to repurchase such holder’s notes, in whole or in part, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of the repurchase (a “Change of Control Offer”), in accordance with the procedures set forth in the indenture. A “Change of Control” may also constitute an event of default under the Company’s existing or future debt agreements. There can be no assurance that the Company will have sufficient funds to pay the purchase price referred to above at the time of the Change of Control Triggering Event. The existence of a holder’s right to require the Company to repurchase notes upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes a Change of Control Offer upon a Change of Control Triggering Event in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer upon a Change of Control Triggering Event made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer upon a Change of Control Triggering Event; or (2) at such time notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption.”

The definition of “Change of Control” in “— Certain Definitions” below includes the failure to have continuing directors comprising a majority of the board of directors. In a recent decision, the Delaware Court of Chancery raised the possibility that a change of control occurring as a result of a failure to have continuing directors comprising a majority of the board of directors may be unenforceable on public policy grounds.

Consolidation, Merger and Sales of Assets

The Company may not, in a single transaction or a series of related transactions:

(1)	consolidate with or merge with or into any other Person (whether or not the Company is the surviving Person) or permit any other Person to consolidate with or merge with or into the Company; or

(2)	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets provided that the foregoing shall not prohibit the chartering out of the Vessels in the ordinary course of business; unless,

(a)	either (i) the Company is the surviving Person, or (ii) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company or the Person to which such sale, lease or disposition has been made is organized under the laws of Bermuda, the United States or any State thereof or the District of Columbia or any other Eligible Jurisdiction and such successor entity shall expressly assume, by a supplemental indenture executed and delivered to the trustee in a form reasonably satisfactory to the trustee, all of the Company’s obligations under the indenture;

(b)	immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c)	the Company has delivered to the trustee an officers’ certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer, lease or acquisition and such supplemental indenture complies with the indenture.

Subclause (b) of this paragraph will not apply to any merger or consolidation of the Company with any Affiliate solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

Although there is limited case law interpreting the phrase “substantially all” in the context of a sale of all or substantially all of a person’s assets, there is no precise, established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the Company’s assets.

Affiliate Transactions

(1) The Company shall not directly, or indirectly through a Subsidiary, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(a)	the terms of such Affiliate Transaction are no less favorable to the Company than those that reasonably could be obtained in a comparable transaction at the time of such transaction in arm’s- length dealings with a Person who is not such an Affiliate as reasonably determined by the Company;

(b)	in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no material direct or indirect interest (other than with respect to the Company) in such transaction, if any, (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(c)	in the event such Affiliate Transaction involves an aggregate amount in excess of $50.0 million, the Company has received a written opinion from an independent investment banking firm of recognized standing in the shipping industry, offshore drilling industry or other industry to which such opinion relates (or, in the case of Vessels, two independent appraisers) that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(2)	The preceding paragraph will not apply to:

(a)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company in the ordinary course of business to or with officers, directors, consultants or employees of the Company;

(b)	any transaction between the Company and a Subsidiary or between Subsidiaries;

(c)	the issuance or sale of any Capital Stock of the Company or a Subsidiary or any contribution to the capital of the Company or a Subsidiary;

(d)	the performance of obligations of the Company or a Subsidiary under the terms of any agreement to which the Company or such Subsidiary is a party on the date of the indenture as such agreement may be amended, modified or supplemented from time to time (other than any amendment, modification or supplement that would effect a material change to any such agreement);

(e)	any charters or vessel management agreements entered into with Affiliates on terms that are substantially similar to then existing charters or management agreements with such Affiliate that are on terms no less favorable to the Company than those that reasonably could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate, as reasonably determined by the Company; and

(f)	the payment of dividends in respect of any class of equity interests on a pro rata basis to all holders of such class.

Limitation on Liens

The Company may not, at any time after the original issue date of the notes, create, incur, or assume any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any present or future Designated Debt of the Company without making effective provision for securing the notes:

(1)	in the event such debt is pari passu with the notes, equally and ratably with such debt as to such property or assets for so long as such debt will be so secured; or

(2)	in the event such debt is subordinate in right of payment to the notes, prior to such debt as to such property or assets for so long as such debt will be so secured.

The term “Designated Debt” shall be defined in the indenture as meaning any debt for borrowed money in the form of bonds, notes, debentures or other debt securities, including any guarantee or indemnity given in respect of debt of any third party for money borrowed in the form of bonds, notes, debentures or other debt securities issued by way of a public offering, in each case.

For the avoidance of doubt, the term “Designated Debt” shall not include loans (or collateral debt securities relating to such loans) made by banks or other financial institutions, customers or strategic partners.

Payments for Consent

The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Commission Reports

The Company shall, for so long as any of the notes remain outstanding, file with the Commission (so long as the Commission will accept such filing) and the trustee (a) all such reports and other information which the Company would have been required to file with (and in such form as is required by) the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto applicable to a “foreign private issuer,” as that term is defined in Rule 3b-4 under the Exchange Act, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would be required so to file such documents and (b) whether or not required pursuant to the immediately preceding clause, (i) within 120 calendar days following the end of each fiscal year of the Company, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form); and (ii) within 60 calendar days after the end of each of the first three fiscal quarters of each fiscal year of the Company, reports on Form 6-K (or any successor form), containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flows) and Management’s Discussion and Analysis of Financial Condition and Results of Operations for and as of the end of each such quarter (with comparable financial statements for such quarter in the immediately preceding fiscal year). The Company shall also in any event (a) within 15 calendar days of each Required Filing Date, as applicable, request that the trustee transmit such documents by mail to all holders, as their names and addresses appear in the note register, without cost to such holders, and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective holder. Notwithstanding anything to the contrary, if the Company is not subject to the reporting requirements of such Section 13(a) or 15(d) of the Exchange Act, the Company shall be deemed to have satisfied this covenant by supplying all of the foregoing information to the trustee and making all such information publicly available on the Company’s website.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the preceding paragraph of this covenant to the trustee and the holders of the notes if the Company has filed such reports with the Commission via the EDGAR filing system (or any successor system) and such reports are publicly available.

Events of Default

The following events are defined as “Events of Default” in the indenture:

(1)	The Company defaults in the payment of principal of (or premium, if any, on) any notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	The Company defaults in the payment of interest on any notes when the same become due and payable, and such default continues for a period of 30 calendar days;

(3)	The Company defaults in the payment of the principal and interest (and premium, if any) on notes required to be purchased upon the occurrence of a Change of Control Triggering Event when due and payable;

(4)	The Company defaults in the performance of or breaches any other covenant, warranty or agreement of the Company in the indenture or under the notes and such default or breach continues for a period of 60 consecutive days (90 consecutive days in the case of a Reporting Failure) after the date on which the Company receives written notice, which notice specifies such default or breach and requires the Company to remedy such default or breach, and which notice has been given to the Company by the trustee or by the holders of at least 25% in aggregate principal amount of the notes;

(5)	there occurs with respect to any issue or issues of other Debt of the Company or any of its Significant Subsidiaries having an outstanding aggregate principal amount of $50.0 million or more for all such issues of all such Persons, whether such Debt now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its Stated Maturity and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled (by cure, waiver or otherwise) within 60 calendar days of such acceleration; provided, however, that any secured Debt in excess of the limits set forth above shall be deemed to have been declared due and payable if the lender in respect thereof takes any action to enforce a security interest against, or an assignment of, or to collect on, seize, dispose of or apply any assets of the Company or its Significant Subsidiaries (including lock-box and other similar arrangements) securing such Debt, or to set off against any bank account of the Company or its Significant Subsidiaries in excess of $50.0 million;

(6)	any final judgment or order (not covered by insurance) for the payment of money in excess of $50.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7)	The Company or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 calendar days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (7); or

(8)	The Company and/or one or more Significant Subsidiaries fails to make at the final (but not any interim) fixed maturity of one or more issues of Debt principal payments aggregating $50.0 million or more and all such defaulted payments shall not have been made, waived or extended within 60 calendar days of the payment default that causes the aggregate amount described in this clause (8) to exceed $50.0 million.

If an Event of Default (other than an Event of Default specified in clause (7) above) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if such notice is given by the holders (the “Acceleration Notice”)), may, and the trustee at the request of such holders shall, declare the entire unpaid principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) or (8) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event triggering such Event of Default pursuant to clause (5) or (8) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Debt within 60 calendar days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (7) above occurs, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes, by written notice to the Company and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1)	The Company has paid or deposited with the trustee a sum sufficient to pay (A) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (B) all overdue interest on all notes, (C) the principal of and premium, if any, on, any notes that have become due otherwise than by such declaration or occurrence of acceleration and interest thereon at the rate prescribed therefor by such notes, and (D) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor by such notes;

(2)	all existing Events of Default, other than the non-payment of the principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(3)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

For information as to the waiver of defaults, please read “— Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that may expose the trustee to personal liability. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives to the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4)	the trustee does not comply with the request within 60 calendar days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due dates expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Company to certify, on or before a date not more than 120 calendar days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ performance under the indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company is also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at its option, elect to have all of its obligations discharged with respect to the outstanding notes under the indenture (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	The Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants (including its obligation to make an offer to repurchase the notes upon a Change of Control Triggering Event) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events of the Company) described under “— Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance under the indenture:

(a)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the maturity date or the applicable Redemption Date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular Redemption Date;

(b)	in the case of Legal Defeasance, the Company must deliver to the trustee either a ruling received from the Internal Revenue Service and any other Relevant Tax Jurisdiction or an opinion of counsel reasonably acceptable to the trustee to the effect that the holders of the outstanding notes will not recognize income, gain or loss for Tax purposes as a result of such Legal Defeasance and will be subject to Taxes on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Tax purposes as a result of such Covenant Defeasance and will be subject to Taxes on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)	the Company must deliver to the trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(g)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(h)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the making of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(3)	the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the Redemption Date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver

Modifications and amendments of the indenture may be made by the Company and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;

(3)	reduce the principal amount of, or premium, if any, or interest on, any note;

(4)	change the currency of payment of principal of, or premium, if any, or interest on, any note;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

(6)	reduce the percentage of aggregate principal amount of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(7)	modify any provisions of the indenture relating to the modification and amendment of the indenture except as otherwise specified in the indenture; or

(8)	reduce the percentage of aggregate principal amount of outstanding notes, the consent of whose holders is necessary for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of the Company’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes (including the granting of security for the benefit of noteholders) or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

(6)	to conform the text of the indenture or the notes to any provision of this description of notes to the extent that such provision in this description of notes was intended by the Company to be a verbatim recitation of a provision of the indenture or the notes; or

(7)	to provide for the issuance of additional notes in accordance with the indenture.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on, any of the notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the indenture, or in any of the notes, or because of the creation of any Debt represented thereby, shall be had against any incorporator, shareholder, officer, director, employee, Affiliate or controlling Person of the Company or of any successor Person thereof. Each holder, by accepting such notes, waives and releases all such liability.

The Trustee

The trustee under the indenture is the registrar and paying agent with regard to the notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs provided, however, that the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Governing Law

The indenture is governed by the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capital Stock” means:

(1)	in the case of a corporation, common or preferred stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease” is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under such lease.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors (but not committees thereof) of the Company are not Continuing Directors; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of time charter, voyage charter or pooling arrangement, or merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Triggering Event” is defined to mean the occurrence of a Change of Control and a Rating Decline.

“Currency Agreement” is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of this indenture or becomes a party or a beneficiary thereafter.

“Debt” is defined to mean, with respect to any Person at any date of determination (without duplication):

(1)	all debt of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

(4)	all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(5)	all obligations of such Person as lessee under Capitalized Leases;

(6)	all Debt of Persons other than such Person secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that the amount of such Debt shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Debt;

(7)	all Debt of Persons other than such Person guaranteed by such Person to the extent such Debt is guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP; and provided further that Debt shall not include any liability for federal, state, local, foreign or other taxes.

“Default” is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into or for which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 calendar days after the final maturity date of the notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable into or for Disqualified Equity Interests or Debt, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the notes shall not constitute Disqualified Equity Interests if the change of control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “— Repurchase of Notes upon a Change of Control Triggering Event,” and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the notes as required pursuant to the provisions described under “— Repurchase of Notes Upon a Change of Control Triggering Event.”

“Eligible Jurisdiction” means any of the Republic of the Marshall Islands, the Commonwealth of the Bahamas, the British Virgin Islands, the Cayman Islands, the Isle of Man, Hong Kong, Singapore, Norway, the United Kingdom and any Member State of the European Union.

“Equity Interests” of any Person means (1) any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“GAAP” is defined to mean generally accepted accounting principles in the United States of America (or, if applicable, International Financial Reporting Standard (“IFRS”)) as in effect as of the date of the indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP or IFRS, if applicable.

“Gradation” is defined to mean a gradation within a Rating Category or a change to another Rating Category, which shall include:

(1)	“+” and “−” in the case of S&P’s current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation);

(2)	1, 2 and 3 in the case of Moody’s current Rating Categories (e.g., a decline from B1 to B2 would constitute a decrease of one gradation); or

(3)	the equivalent in respect of successor Rating Categories of S&P or Moody’s or Rating Categories used by Rating Agencies other than S&P and Moody’s.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter.

“Investment Grade” is defined to mean:

(1)	BBB− or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P);

(2)	Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s); and

(3)	the equivalent in respect of the Rating Categories of any Rating Agencies substituted for S&P or Moody’s.

“Lien” is defined to mean any mortgage, lien, pledge, security interest, encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Moody’s” is defined to mean Moody’s Investors Service, Inc. and its successors.

“Permitted Holders” means any of (i) Mr. John Fredriksen, (ii) each of his spouse or ex-spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses or ex-spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; and (iii) all Affiliates controlled by the Persons named in clauses (i) and (ii) above.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Interests” of any Person is defined to mean Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

“Qualified Equity Offering” is defined to mean the issuance and sale of Qualified Equity Interests of the Company to Persons other than any Person who is, prior to such issuance and sale, an Affiliate of the Company which proceeds are contributed to the Company; provided, however, that cash proceeds therefrom equal to not less than the redemption price of the notes to be redeemed are received by the Company as a capital contribution immediately prior to such redemption.

“Rating Agencies” is defined to mean:

(1)	S&P;

(2)	Moody’s; or

(3)	if either S&P or Moody’s or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” is defined to mean:

(1)	with respect to S&P, any of the following categories (any of which may include a “+” or “−”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Rating Decline” is defined to mean that at any time within 90 calendar days (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency) after the date of public notice of a Change of Control, or of the intention of the Company or of any Person to effect a Change of Control, the rating of the notes is decreased by both Rating Agencies by one or more Gradations and the rating by such Rating Agencies on the notes following such downgrade is below Investment Grade.

“Redemption Date,” when used with respect to any note to be redeemed, is defined to mean the date fixed for such redemption by or pursuant to the indenture.

“Reporting Failure” means the failure of the Company to file with or furnish to the Commission and furnish to the trustee and noteholders, as applicable, within the time periods specified in “Covenants — Provision of Financial Information” (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the reports and information which the Company may be required to file with or furnish to the Commission pursuant to such provision.

“S&P” is defined to mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

“Significant Subsidiary” is defined to mean any Subsidiary that (i) would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof, and (ii) is a party to an arrangement or arrangement that obligates it to repay Debt that is guaranteed by the Company.

“Stated Maturity” is defined to mean with respect to any note or any installment of principal or of interest on such note, the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.

“Subsidiary” is defined to mean, with respect to the Company, any business entity of which more than 50% of the outstanding Voting Stock is owned directly or indirectly by the Company and one or more other Subsidiaries of the Company.

“U.S. Government Securities” is defined to mean securities that are direct obligations of the United States of America, direct obligations of any agency thereof, direct obligations of the Federal Home Loan Mortgage Corporation, direct obligations of the Federal National Mortgage Association, securities which the timely payment of whose principal and interest is unconditionally guaranteed by the full faith and credit of the United States of America, trust receipts or other evidence of indebtedness of a direct claim upon the instrument described above and money market mutual funds that invest solely in such securities.

“Vessel” means one or more shipping or drilling vessels or drilling rigs, whether or not under their own power, whose primary purpose is the maritime transportation of cargo and/or passengers or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in any business activities of the Company and its Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its subsidiaries or operated or to be operated by the Company or any of its subsidiaries pursuant to a lease or other operating agreement constituting a Capitalized Lease Obligation, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or similar governing body of such Person.

Book-Entry; Delivery and Form; Global Securities

The notes will be issued in the form of one or more global securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global security will not be entitled to receive their notes in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants). When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant.

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global security for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the notes represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of principal, interest, redemption prices, distributions or liquidation amounts, to credit direct participants’ accounts proportionately on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the beneficial owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the Euroclear Operator), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the Cooperative).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of the Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the case accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the U.S. depository for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.

Clearstream

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organization (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and security lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg and as such is subject to regulations by the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, and may include the underwriters. Indirect access to Clearstream also is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedure to the extent received by the U.S. depositary for Clearstream.

Exchange of Global Securities

The notes represented by a global security will be exchangeable for certificated securities in fully registered form with the same terms only if: DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered or in good standing under the Exchange Act and we do not appoint a successor depositary within 90 calendar days; or we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; and a default under the indenture occurs and is continuing.

Material United States Federal Income Tax Considerations

General

The following is a summary of certain material United States federal income tax consequences of the purchase, beneficial ownership and disposition of the notes. For purposes of this summary, (1) the United States Internal Revenue Code of 1986, as amended, is referred to as “the Code,” and (2) the Internal Revenue Service is referred to as “the IRS.”

This summary:

•	does not purport to be a comprehensive description of all of the United States federal income tax considerations that may be relevant to a decision to purchase notes;

•	is based on the tax laws of the United States, including the Code, Treasury regulations (final, temporary and proposed), administrative rulings and practice, and judicial decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change, possibly with retroactive effect;

•	deals only with holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code;

•	discusses only the tax considerations applicable to holders who purchased the notes at initial issuance for an amount equal to the offering price set forth in this Prospectus Supplement; and

•	does not address tax considerations applicable to investors that are subject to special tax rules, such as banks, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, grantor trusts, dealers in securities or currencies, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that will hold the notes as part of a hedging transaction, “straddle” or “conversion transaction” for tax purposes, and investors in pass-through entities, persons deemed to sell notes under the constructive sale provisions of the Code, persons liable for alternative minimum tax or U.S. Holders (as that term is defined below) of the notes whose “functional currency” is not the U.S. dollar.

Except as indicated under “Tax Treatment of Non-U.S. Holders” below, this summary applies only to holders that are (1) citizens or residents, as defined in Section 7701(b) of the Code, of the United States, (2) corporations, or other entities that are taxable as corporations, created or organized under the laws of the United States or any state or political subdivision thereof (including the District of Columbia), (3) estates, the income of which is subject to United States federal income taxation regardless of its source, and (4) trusts, if a United States court can exercise primary supervision over the administration of such trust and one or more United States persons has the authority to control all substantial decisions of the trust, or trusts that have a valid election in effect under applicable Treasury Regulations to be treated as a United States person (each, a “U.S. Holder”). A “Non-U.S. Holder” is a beneficial owner of notes that is not a U.S. Holder.

If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your own tax advisors.

The Company has not sought any ruling from the IRS with respect to the statements made or the conclusions reached in the following summary, and the IRS may not agree with such statements and conclusions. In addition, the IRS is not precluded from adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

PROSPECTIVE PURCHASERS OF THE NOTES ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Tax Treatment of U.S. Holders

Characterization of the Notes.  The notes will be treated as having OID for United States federal income tax purposes if their stated principal amount at maturity exceeds their issue price by more than a de minimis amount. The notes will not be treated as having OID for United States federal income tax purposes if their stated principal amount at maturity exceeds their issue price by an amount less than one-quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. The issue price of a note for OID purposes is the first price at which a substantial amount of notes are sold to investors (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). If the notes are treated as having OID, then a U.S. Holder will be required to accrue certain amounts in income, regardless of any receipt of cash, in the manner described below under “— Original Issue Discount”.

In certain circumstances, (See “Description of the Notes — Optional Redemption — Redemption with proceeds from certain equity offerings” and “— Make-Whole Redemption” and “Description of Notes — Covenants — Repurchase of notes upon a change of control triggering event”), the Company may be obligated to pay the U.S. Holder of a note amounts in excess of the stated interest and principal payable on the notes. Although the issue is not free from doubt, we intend to take the position that the possibility of such payments does not implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments” (“CPDI”), but no rulings have been or will be sought from the IRS. If the notes were deemed to be CPDI, U.S. Holders would, among other requirements, be required to treat any gain recognized on the sale, exchange, or retirement of a note as ordinary income, and to accrue interest on the notes at a rate in excess of the stated coupon rate. The determination that the notes are not CPDI will be binding on a U.S. Holder unless such U.S. Holder explicitly discloses on a statement attached to the U.S. Holder’s timely filed United States federal income tax return for the taxable year that includes the acquisition date of the note that such holder’s determination is different. The Treasury Regulations applicable to CPDI have not been the subject of authoritative interpretation and the scope of these regulations therefore is not certain. Purchasers of notes are urged to consult their own tax advisors regarding the possible application of the CPDI rules to the notes. This summary assumes that the CPDI provisions of the Treasury Regulations will not apply to the notes.

Stated Interest.  The stated interest on a note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder’s regular method of accounting for United States federal income tax purposes. In addition to interest on the notes (which includes any taxes withheld from the interest payments you receive), a U.S. Holder will be required to include as ordinary interest income any additional amounts paid in respect of such taxes withheld. For United States federal income tax purposes, a U.S. Holder will be treated as having received the amount of taxes withheld by the Company and as then having paid over the withheld taxes to the appropriate taxing authorities. As a result of this rule, the amount included in gross income for United States federal income tax purposes by a U.S. Holder with respect to a payment of interest, plus any additional amounts with respect thereto, will be greater than the amount of cash actually received (or receivable) by such U.S. Holder from the Company with respect to the payment. A U.S. Holder may be entitled to deduct or credit such tax withheld, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. Holder’s foreign taxes for a particular tax year).

Stated interest on a note (including any additional amounts paid) generally will be considered foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. A U.S. Holder generally will be denied a foreign tax credit for foreign taxes imposed with respect to the notes where such U.S. Holder does not meet a minimum holding period requirement during which such U.S. Holder is not protected from risk of loss The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances

Original Issue Discount.  If the notes have OID, then a U.S. Holder will be required to include such OID in its gross income periodically over the term of the notes before receipt of the cash or other payment attributable to such income.

The amount of OID a U.S. Holder must include in gross income as it accrues is the sum of the daily portions of OID with respect to the note for each day during the taxable year or portion of a taxable year on which the U.S. Holder holds the note. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the note at the beginning of the accrual period multiplied by the yield to maturity of the note. The accrual period of a note may be of any length the U.S. Holder chooses and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

The adjusted issue price of the note at the start of any accrual period is the issue price of the note increased by the accrued OID for each prior accrual period.

Under these rules, a U.S. Holder will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase a U.S. Holder’s tax basis in the Note.

A U.S. Holder may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which such U.S. Holder acquired the note, and may not be revoked without the consent of the IRS. This summary assumes that a U.S. Holder will not make this election, and U.S. Holders should consult with their own tax advisors about this election.

Sale, Exchange and Retirement of the Notes.  Upon a sale, exchange, or retirement of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued and unpaid interest, which will be taxable as ordinary income) and the U.S. Holder’s tax basis in such notes. In general, a U.S. Holder of the notes will have a tax basis in such notes equal to (x) the cost of such notes, (y) increased by the amount of OID accrued on the notes and included in the U.S. Holder’s income, and (z) reduced by payments of principal on such notes. Such gain or loss will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year at the time of disposition. In certain circumstances, the net long-term capital gains derived by U.S. Holders that are individuals, estates or trusts may be entitled to a preferential tax rate; however, the ability of U.S. Holders to offset capital losses against ordinary income is limited.

Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of the notes generally will be treated as U.S.-source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed upon a disposition of a note unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources.

New Legislation Related to Surtax on Unearned Income.  For taxable years beginning after December 31, 2012, newly enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain U.S. Holders who are citizens and resident aliens, and on the undistributed “net investment income” of certain United States estates and trusts. Among other items, “net investment income” generally would include gross income from interest (including additional amounts) on the notes and net gain from the sale, exchange, or retirement of the notes, less certain deductions.

Tax Treatment of Non-U.S. Holders

In general, payments on the notes to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the notes will not be subject to United States federal income or withholding tax, unless:

(1)	such income is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States (“Effectively Connected Income”), or

(2)	in the case of gain, such Non-U.S. Holder is a nonresident alien individual who both holds the notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale of the notes.

Except as may otherwise be provided in an applicable income tax treaty between the United States and a foreign country, a Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to payments of interest if such payments are Effectively Connected Income to the Non-U.S. Holder in the United States. A Non-U.S. Holder will not be considered to be engaged in a trade or business within the United States for United States federal income tax purposes solely by reason of holding the notes.

Information Reporting and Backup Withholding

Under certain circumstances, the Code requires “information reporting” annually to the IRS and to each U.S. Holder and Non-U.S. Holder (collectively, a “Holder”), and “backup withholding” with respect to certain payments made on or with respect to the notes. Certain U.S. Holders are exempt from backup withholding, including tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts that provide a properly completed IRS Form W-9. Backup withholding will apply to a non-exempt U.S. Holder if such U.S. Holder (1) fails to furnish its Taxpayer Identification Number, or TIN, which, for an individual would be his or her Social Security Number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

If a Non-U.S. Holder receives payments made on or with respect to the notes through the United States office of a broker, such non-U.S. Holder will be required to provide either IRS Form W-8BEN or W-8IMY, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, such payments will not be subject to either IRS reporting requirements or backup withholding.

The payment of the proceeds on the disposition of the notes to or through the United States office of a broker generally will be subject to information reporting and backup withholding unless the Holder provides the certification described above or otherwise establishes an exemption from such reporting and withholding requirements.

Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be offset by the amount of tax withheld. If backup withholding results in an overpayment of United States federal income tax, a refund or credit may be obtained from the IRS, provided that certain required information is timely furnished. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Newly enacted legislation requires certain U.S. Holders to report information with respect to their investment in notes not held through a custodial account with a U.S. financial institution to the IRS. Investors who fail to report the required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this new legislation on their investment in notes.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES. PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX CONSEQUENCES OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement to be dated on or about November   , 2010, among us and the underwriters named in the table below, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of notes indicated in the table below:

Principal Amount
Underwriter	of Notes

Jefferies & Company, Inc.	$
Goldman, Sachs & Co.
Deutsche Bank Securities, Inc.
Pareto Securities AS
Dahlman Rose & Company, LLC
DnB NOR Markets, Inc.
First Securities LLC

Total	$400,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the several underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and certain of their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Commission and Expenses

The underwriters have advised us that they propose to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per note. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per note to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the notes).

	Per Note	Total

Public offering price(1)	$		%
Underwriting discount paid by us	$		%
Estimated proceeds to us, before expenses	$		%

(1)	Plus accrued interest from , 2010, if settlement occurs after that date.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $      .

Determination of Offering Price

Prior to the offering, there has not been a public market for the notes. Consequently, the public offering price for the notes will be determined by negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price will correspond to the price at which the notes will trade in the public market subsequent to the offering or that an active trading market for the notes will develop and continue after the offering.

No Listing

The notes are not listed on any securities exchange or included in any quotation system.

Stabilization

The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Settlement

We expect to deliver the notes against payment for the notes on or about the date specified on the cover page of this prospectus supplement, which will be the seventh business day following the date of the pricing of the notes (such settlement being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is three business days preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Disclaimers About Non-U.S. Jurisdictions

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any securities which are the subject of this prospectus supplement may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has either been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities to the public in that Relevant Member State may be made at any time:

(a)	to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in is last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities which are the subject of this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that is it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin). This prospectus supplement has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus supplement does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus supplement and any other document relating to the securities, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the securities to the public in Germany, any public marketing of the securities or any public solicitation for offers to subscribe for or otherwise acquire the securities. This prospectus supplement and other offering materials relating to the offer of the securities are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

This prospectus supplement has not been, and will not be, submitted to the clearance procedures of the Autorité des marchés financiers (the “AMF”) in France and may not be directly or indirectly released, issued, or distributed to the public in France, or used in connection with any offer for subscription or sale or the securities to the public in France, in each case within the meaning of Article L. 411-1 of the French Code monétaire et financier (the “French Financial and Monetary Code”).

The securities have not been, and will not be, offered or sold to the public in France, directly or indirectly, and will only be offered or sold in France (i) to qualified investors (investisseurs qualifiés) investing for their own account, in accordance with all applicable rules and regulations, and in particular in accordance with Articles L. 411-2 and D. 411-2 of the French Financial and Monetary Code; (ii) to investment services providers authorized to engage in portfolio investment on behalf of third parties, in accordance with Article L.411-2 of the French Financial and Monetary Code; or (iii) in a transaction that, in accordance with all applicable rules and regulations, does not otherwise constitute an offer to the public (“appel public à l’épargne”) in France within the meaning of Article L.411-1 of the French Financial and Monetary Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by any recipient, and this prospectus supplement has been distributed to the recipient on the understanding that such recipient is a qualified investor or otherwise meets the requirements set forth above, and will only participate in the issue or sale of the securities for their own account, and undertakes not to transfer, directly or indirectly, the securities to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L.411-1, L.411-2, D.411-1 and D.411-2 of the French Financial and Monetary Code.

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	where no consideration is given for the transfer; or

(iii)	where the transfer is by operation of law.

Legal Matters

Certain legal matters regarding the notes will be passed upon for us by Seward & Kissel LLP, New York, New York, as to matters of United States and New York law, and by Mello Jones & Martin, Hamilton, Bermuda, as to matters of Bermuda law, and for the underwriters by Proskauer Rose LLP, New York, New York.

Experts

The consolidated financial statements of Ship Finance International Limited for the years ended December 31, 2007, 2008 and 2009, incorporated into this prospectus supplement by reference from the our annual report on Form 20-F for the year ended December 31, 2009, have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, as set forth in their report therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

Through this prospectus, we may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4) our warrants,

(5) our purchase contracts, and

(6) our units.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on The New York Stock Exchange under the symbol “SFL.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2010

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities (and related guarantees), warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information provided in that registration statement. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Prospectus Summary

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless we otherwise specify, when used in this prospectus, the terms “Ship Finance International Limited,” “Ship Finance,” “Company,” “we,” “us,” and “our” refer to Ship Finance International Limited and its subsidiaries. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United States. Our principal offices are maintained at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda. Our telephone number at that address is +1 (441) 295-9500.

The Securities We may Offer

We may use this prospectus to offer our:

•	common shares,

•	preferred shares,

•	debt securities, which may be guaranteed by one or more of our subsidiaries,

•	warrants,

•	purchase contracts, or

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

Our debt securities may be guaranteed by our subsidiaries.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Risk Factors

An investment in our securities involves a high degree of risk. In addition to the risk factor set forth below, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 1, 2010, and the documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, prospective U.S. Holders of our common shares (as such term is defined in the discussion of “Taxation” in our annual report on Form 20-F for the year ended December 31, 2009) should consider the significant U.S. tax consequences relating to the ownership of our common shares as discussed in the section of this prospectus entitled “Tax Considerations.” Furthermore, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in any securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, results of operations or financial condition.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement pursuant to this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions including fluctuations in charterhire rates and vessel values, changes in demand in the markets in which we operate, changes in demand resulting from changes in the petroleum production levels of the Organization of the Petroleum Exporting Countries, or OPEC, and world wide oil consumption and storage, developments regarding the technologies relating to oil exploration, changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods, increased inspection procedures and more restrictive import and export controls, changes in our operating expenses, including bunker prices, drydocking and insurance costs, performance of our charterers and other counterparties with whom we deal, timely delivery of vessels under construction within the contracted price, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, piracy or political events, and other important factors described under the heading “Risk Factors” in this prospectus, in any applicable prospectus supplement and in our annual report on Form 20-F for the year ended December 31, 2009, as well as those described from time to time in the reports filed by the Company with the Commission.

This prospectus contains assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, other information sent to our security holders, and other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

Use of Proceeds

We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement.

Capitalization

Each prospectus supplement will include information on the Company’s consolidated capitalization.

Ratio of Earnings to Fixed Charges

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years.

	For The Years Ended December 31,
	2005	2006	2007	2008	2009

Earnings
Net income	$209,546	$180,798	$167,707	$181,611	$192,598
Add: Fixed charges	111,935	113,588	131,525	128,795	117,653

	321,481	294,386	299,232	310,406	310,251
Less: Interest capitalized	—	—	1,124	1,603	578
Total earnings	$321,481	$294,386	$298,108	$308,803	$309,673

Fixed charges
Interest expensed and capitalized	$95,411	$110,519	$128,167	$125,018	$112,146
Amortization and write-off of capitalized expenses relating to indebtedness	16,524	3,069	3,358	3,777	5,507

Total fixed charges	$111,935	$113,588	$131,525	$128,795	$117,653

Ratio of earnings to fixed charges	2.87x	2.59x	2.27x	2.40x	2.63x

	(In thousands of U.S. dollars)

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common shareholders plus interest expense and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and capitalized interest, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

Enforcement of Civil Liabilities

We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Plan of Distribution

We may sell or distribute the securities included in this prospectus and may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our common shares included in this prospectus through;

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver securities to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short ourselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be at-the-market offerings as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange. At-the-market offerings, if any, may be conducted by underwriters acting as principal or our agent, who may also be third party sellers of our securities as discussed above.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc. (NASD), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415. If more than 10% of the net proceeds of any offering of common shares made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

Description of Capital Stock

The following is a description of the material terms of our amended Memorandum of Association and Bye-laws.

Purpose

The Memorandum of Association of the Company was previously filed on May 21, 2004 as Exhibit 3.1 to our Registration Statement on Form F-4 (File No. 333-115705) and is incorporated by reference herein.

The purposes and powers of the Company are set forth in Items 6(1) and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our Bye-Laws

At the 2007 Annual General Meeting of the Company, the shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Companies Act 1981 of Bermuda, as amended. These amended Bye-laws of the Company, as adopted by the Company’s shareholders on September 28, 2007 have been filed as Exhibit 1 to the Company’s 6-K filed on October 22, 2007, and are hereby incorporated by reference into this prospectus.

Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the Company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members authorized under Bye-law 98, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.

Under our Bye-laws, annual meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year. Special meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting.

Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our Bye-laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under Bye-law 98, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency or deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. We are authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of our Bye-laws.

Authorized Capitalization

Under our amended Memorandum of Association, our authorized capital consists of $125,000,000, comprising 125,000,000 common shares, which may include related purchase rights for our common or preferred shares, having a par value of $1.00 each, of which 79,125,000 are issued and outstanding as of November 12, 2010.

Share History

We were incorporated in October 2003 with an authorized share capital of 12,000, divided into shares of $1.00 each. In connection with our partial spin-off from Frontline in June 2004, our authorized share capital was increased in May 2004 to $125,000,000, comprising 125,000,000 shares, each having a par value of $1.00, of which 73,925,837 were issued and outstanding immediately after the partial spin-off. In July 2004, we issued 1,600,000 common shares in a private placement for the price of $15.75 per share. Immediately following the issuance of these shares our total outstanding shares were 75,525,837. Between November 2004 and January 2006 the Company purchased and cancelled 2,782,100 shares.

In November 2006, the Board of Directors approved the Ship Finance International Limited Share Option Scheme (the “Option Scheme”). The Option Scheme permits the Board of Directors, at its discretion, to grant options to employees and directors of the Company or its subsidiaries. The fair value cost of options granted is recognized in the statement of operations, with a corresponding amount credited to contributed surplus.

In October 2007, the Board of Directors of the Company approved a share repurchase program of up to 7,000,000 shares. The Company did not repurchase any common shares for cancellation in 2007, 2008 or 2009.

In December 2008, the Company filed a prospectus supplement to enable the Company to issue and sell up to 7,000,000 common shares from time to time, by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. In the year ended December 31, 2009, the Company issued and sold 1,372,100 shares under this arrangement.

In February 2009, we declared a quarterly dividend with respect to the quarter ended December 31, 2008 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of March 9, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on April 17, 2009, we issued an additional 2,112,604 common shares.

In May 2009, we declared a quarterly dividend with respect to the quarter ended March 31, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of May 26, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on July 6, 2009, we issued an additional 1,038,777 common shares.

In June 2009, we issued additional 10,560 common shares to an employee in lieu of the dividend portion of his share-based bonus payment.

In August 2009, we declared a quarterly dividend with respect to the quarter ended June 30, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of August 31, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on October 16, 2009, we issued an additional 916,921 common shares.

In November 2009, we declared a quarterly dividend with respect to the quarter ended June 30, 2009 in the amount of $0.30 on each of our outstanding common shares payable to shareholders of record as of December 8, 2009. Shareholders of record were paid a dividend on each outstanding common share in cash, or upon the election of the holder of such common share, in newly issued common shares. As a result of the elections to receive such dividend in additional common shares, on January 27, 2010, we issued an additional 930,483 common shares.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Preferred Shares

The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our Board of

Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares.

Warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of Other Securities

Debt Securities

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or to a prospectus supplement, or as an exhibit to the Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

Neither indenture limits the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or sinking fund provisions or conversion or exchangeability provision;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or in a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Expenses

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$0*

Blue sky fees and expenses	$	**

Printing and engraving expenses	$	**

Legal fees and expenses	$	**

Rating agency fees	$	**

Accounting fees and expenses	$	**

Indenture trustee fees and expenses	$	**

Miscellaneous	$	**

Total	$	**

*	The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

**	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Mello, Jones & Martin, Hamilton, Bermuda, as to matters of Bermuda law.

Experts

The consolidated financial statements of Ship Finance International Limited appearing in the Company’s annual report on Form 20-F for the year ended December 31, 2009, have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, as stated in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You can Find Additional Information

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Further information about our company is available on our website at http://www.shipfinance.bm. This web address is provided as an inactive textual reference only. Information on our website does not constitute part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Current report on Form 6-K, filed with the Commission on November 12, 2010, containing Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2010;

•	Current report on Form 6-K, filed with the Commission on November 10, 2010, containing our press releases announcing that we: (i) acquired two new drybulk carriers and sold one older drybulk vessel, with the exception of the comments of Ole B. Hjertaker contained in the third paragraph of the press release; and (ii) entered into new charters and financing agreements;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing the results of our 2010 Annual General Meeting;

•	Current report on Form 6-K, filed with the Commission on September 29, 2010, containing our press release announcing that we placed a new senior unsecured bond loan in the Norwegian credit market;

•	Current report on Form 6-K, filed with the Commission on September 2, 2010, containing our press release announcing our preliminary financial results for the quarter ended June 30, 2010, other than the section of the press release titled “Strategy and Outlook;”

•	Current report on Form 6-K, filed with the Commission on July 29, 2010, containing our press release announcing our preliminary financial results for the quarter ended March 31, 2010;

•	Annual report on Form 20-F for the year ended December 31, 2009, filed with the Commission on April 1, 2010, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	The description of our dividend reinvestment and direct stock purchase plan (and no other information contained therein) contained in our Registration Statement on Form F-3, (File No. 333-150125), filed with the Commission on April 7, 2008 and any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Ship Finance International Limited
Par la Ville Place, 4th Floor
14 Par la Ville Road
Hamilton HM 08, Bermuda
Tel: +1 800-715-6374
Email: ir@shipfinance.no
Attn: Investor Relations

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

$400,000,000

     % Senior Notes due 2020

Prospectus Supplement

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